Exhibit 10.6
Share sale agreement relating to shares in Arbutus Holding Ltd.
Ivanhoe Mines Ltd. (Vendor) Dominant Holdings AG (Purchaser)

AURORA PLACE, 88 PHILLIP STREET, SYDNEY NSW 2000, DX 117 SYDNEY TEL: +61 2 9921 8888 FAX: +61 2 9921 8123 www.minterellison.com

Share sale agreement

Details	4

Agreed terms	5

1. Defined terms & interpretation	5
1.1 Defined terms from Head Agreement	5
1.2 Defined terms	5
1.3 Interpretation	6
1.4 Headings	7

2.Conditions	7
2.1 Conditions	7
2.2 Waiver of Conditions	8
2.3 Conduct of the parties	8
2.4 Failure of Condition	8

3.Sale and purchase	8

4. Purchase Price	8
4.1 Purchase Price	8
4.2 Payment of the Purchase Price	8

5. Completion	8
5.1 Time and place	8
5.2 Obligations of the Vendor	8
5.3 Obligations of the Purchaser	9
5.4 Simultaneous actions at Completion	9
5.5 Effect of failure to deliver by Vendor	9
5.6 Effect of failure to deliver by Purchaser	10
5.7 Records	10
5.8 Proxy and address for notices	10

6. Obligations before Completion	10
6.1 Continuity of Business	10
6.2 Access to Business and Records	10
6.3 Purchaser’s obligations	10
6.4 Right to copy and consult	10

7. Warranties by the Vendor	11
7.1 Warranties	11
7.2 Application of the Warranties	11
7.3 Qualifications	11
7.4 Acknowledgments	11
7.5 Financial limits on Claims	11
7.6 Time limits on Claims	11
7.7 Other limits on Claims	12
7.8 Maximum aggregate liability for Claims	12
7.9 Transaction Consideration not known	12
7.10 Vendor Indemnity where Transaction Consideration not known	12
7.11 Purchaser Indemnity where Transaction Consideration not known	13
7.12 Exclusions of limitations	13

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Share sale agreement | page 2

7.13 Notice of potential Claim	13
7.14 Conduct of third party Claims	13
7.15 Rights of the Purchaser	14
7.16 Costs indemnity	14
7.17 Security for costs	14
7.18 Warranty payments	15
7.19 Benefits or credits received by the Company or the Purchaser	15
7.20 Meaning of Vendor’s knowledge	15
7.21 Taxation indemnity	15
7.22 Trade Practices Act	15
7.23 Financial forecasts	15

8. GST	16
8.1 Interpretation	16
8.2 GST gross up	16
8.3 Reimbursements	16
8.4 Tax invoice	16

9. Notices and other communications	16
9.1 Service of notices	16
9.2 Effective on receipt	16

10. Miscellaneous	16
10.1 Alterations	16
10.2 Approvals and consents	17
10.3 Assignment	17
10.4 Costs	17
10.5 Stamp duty	17
10.6 Survival	17
10.7 Counterparts	17
10.8 No merger	17
10.9 Entire agreement	17
10.10 Further action	17
10.11 Severability	17
10.12 Waiver	17
10.13 Relationship	17
10.14 Governing law and jurisdiction	18

Schedule 1 - Details of the Company	19

Schedule 2 - Warranties	20

Signing page	25

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Share sale agreement | page 3

Details

Date

Parties

Name	Ivanhoe Mines Ltd. ARBN 075 217 097
Short form name	Vendor
Notice details	Suite 654, 999 Canada Place, Vancouver, British Columbia V6C 3E1, Canada
Facsimile +1 604 682 6728
Attention Peter Meredith

Name	Dominant Holdings AG - CH-130.0.005.376-5
Short form name	Assignee
Notice details	Poststrasse 5
CH-8808 Pfaeffikon SZ
Switzerland
Facsimile +41 58 261 5001
Attention Andreas Baer

Background

A	The Shares are legally and beneficially owned by the Vendor.

B	The Vendor has agreed to sell and the Purchaser has agreed to purchase the Shares on the terms and conditions set out in this agreement.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Share sale agreement | page 4

Agreed terms

1.	Defined terms & interpretation

1.1	Defined terms from Head Agreement

Terms defined in the Head Agreement have the same meanings when used in this document unless otherwise defined in this document.

1.2	Defined terms

In this agreement:

Business means the business carried on by the Company as at the date of this agreement, being the lending of money, on a secured basis, to Goldamere Pty Limited ACN 073 634 581.

Claim includes a claim, notice, demand, action, proceeding, litigation, investigation, judgment, damage, loss, cost, expense or liability however arising, whether present, unascertained, immediate, future or contingent, whether based in contract, tort or statute and whether involving a third party or a party to this agreement.

Company means Arbutus Holding Ltd., a company incorporated in the British Virgin Islands, registration number 497003, further details of which are set out in Schedule 1.

Completion means completion of the sale and purchase of the Shares contemplated by this agreement.

Completion Date means 28 February 2005 provided that all the Conditions have been fulfilled (or waived under clause 2.2) or, in the event that all the Conditions have not been fulfilled (or waived under clause 2.2) before 25 February 2005, the fifth Business Day after the date on which all the Conditions have been fulfilled (or waived under clause 2.2).

Conditions means the conditions set out in clause 2.1.

Costs Assessor means a costs assessor appointed under clause 7.17.

Disclosure Letter means the letter from the Vendor to the Purchaser of the same date as this agreement entitled ‘Disclosure Letter’.

Due Diligence Material means the information and documents provided to the Purchaser before the date of this agreement, a list of which is attached to the Disclosure Letter.

Encumbrance includes any:

(a)	security for the payment of money or performance of obligations, including a mortgage, charge, lien, pledge or trust;

(b)	right, interest or arrangement which has the effect of giving another person a preference, priority or advantage over creditors including any right of set-off;

(c)	notice or direction under sections 218 or 255 of the Income Tax Assessment Act 1936 (Cwlth) or under section 74 of the Sales Tax Assessment Act 1992 (Cwlth) or under section 260-5 of the Taxation Administration Act 1953 (Cwlth) or under any provision of any law which has a similar effect;

(d)	right that a person (other than the owner) has to remove something from land (known as a profit à pendre), easement, public right of way, restrictive or positive covenant, lease, or licence to use or occupy; or

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Share sale agreement | page 5

(e)	third party right or interest or any right arising as a consequence of the enforcement of a judgment,

or any agreement to create any of them or allow them to exist.

Governmental Authority includes any governmental, semi-governmental, municipal or statutory authority, instrumentality, organisation, body or delegate (including without limitation any town planning or development authority, public utility, environmental, building, health, safety or other body or authority) having jurisdiction, authority or power over or in respect of the Company.

Head Agreement means the agreement so entitled and dated 4 February 2005 between the Vendor, the Purchaser, Dominant Holdings AG and Stemcor Holdings Ltd.

Liabilities includes all liabilities (whether actual, contingent or prospective), losses, damages, costs and expenses of whatever description.

Purchase Price means the amount payable under clause 4.

Records means all original and copy records, documents, books, files, reports, accounts, plans, correspondence, letters and papers of every description and other material regardless of their form or medium and whether coming into existence before, on or after the date of this agreement, belonging or relating to or used by the Company including (without limitation) certificates of registration, minute books, statutory books and registers, books of account, Tax returns, title deeds and other documents of title, customer lists, price lists, computer programs and software, and trading and financial records.

Security means an amount to be paid to the Claimee in accordance with clause 7.17.

Shares means all of the shares in the share capital of the Company.

Tax means all forms of taxes, duties, imposts, charges, withholdings, rates, levies or other governmental impositions of whatever nature and by whatever authority imposed, assessed or charged together with all costs, charges, interest, penalties, fines, expenses and other additional statutory charges, incidental or related to the imposition.

UBS Debt means the amount of A$72,497,920 principal and A$2,391,881 interest owing by Goldamere to the Company as evidenced and secured by the documents provided by Minter Ellison to the Purchaser and described as ‘Documents Relating to UBS Financing of Goldamere Pty Ltd’.

Warranties means each of the representations and warranties given under clause 7 and set out in Schedule 2.

1.3	Interpretation

In this agreement, except where the context otherwise requires:

(a)	the singular includes the plural and vice versa, and a gender includes other genders;

(b)	another grammatical form of a defined word or expression has a corresponding meaning;

(c)	a reference to a clause, paragraph, schedule or annexure is to a clause or paragraph of, or schedule or annexure to, this agreement, and a reference to this agreement includes any schedule or annexure;

(d)	a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;

(e)	a reference to A$, $A or AUD is to Australian currency;

(f)	a reference to US$, $US or USD is to United States currency;

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Share sale agreement | page 6

(g)	a reference to time is to Sydney, Australia time;

(h)	a reference to a party is to a party to this agreement, and a reference to a party to a document includes the party’s executors, administrators, successors and permitted assigns and substitutes;

(i)	a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

(j)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(k)	a word or expression defined in the Corporations Act has the meaning given to it in the Corporations Act;

(l)	the meaning of general words is not limited by specific examples introduced by including, for example or similar expressions;

(m)	any agreement, representation, warranty or indemnity by two or more parties (including where two or more persons are included in the same defined term) binds them jointly and severally;

(n)	any agreement, representation, warranty or indemnity in favour of two or more parties (including where two or more persons are included in the same defined term) is for the benefit of them jointly and severally;

(o)	a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this agreement or any part of it; and

(p)	if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day.

(q)	a reference to except as disclosed is to something disclosed in this agreement or the Disclosure Letter.

1.4	Headings

Headings are for ease of reference only and do not affect interpretation.

2.	Conditions

2.1	Conditions

Completion must not occur until all of the following Conditions are fulfilled:

Party entitled to
Condition	benefit
All consents necessary or relevant for the sale and purchase of the Shares contemplated by this agreement to take place without breaching any statute or agreement are granted and received either:

(a)without conditions or requirements; or

(b) with conditions and requirements that are acceptable to the Vendor and (to the extent that they affect the Purchaser or the Company) to the Purchaser.	The Vendor

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Share sale agreement | page 7

Party entitled to
Condition	benefit

The prior completion of the Deed of Assignment with Deeds of Acknowledgment (as that term is defined in clause 1.2 of the Deed of Assignment) in a form reasonably agreed between the parties to the Deed of Assignment.
The Purchaser and the Vendor

The contemporaneous completion of the Beviron Agreement.	The Purchaser and the Vendor

2.2	Waiver of Conditions

A Condition may only be waived in writing by each party entitled to the benefit of that Condition (as specified in relation to each Condition in the second column of the table in clause 2.1) and will be effective only to the extent specifically set out in that waiver.

2.3	Conduct of the parties

Each party must use all reasonable efforts within its own capacity to ensure that each Condition is fulfilled before 5.00pm on 25 February 2005.

2.4	Failure of Condition

If a party has complied with its obligations under clause 2.3, it may terminate this agreement by giving notice in writing to the other parties if one or more Conditions are not fulfilled by 5.00pm on 25 February 2005 or another date agreed by the parties in writing.

3.	Sale and purchase

The Vendor as beneficial owner agrees to sell to the Purchaser and the Purchaser agrees to buy from the Vendor the Shares:

(a)	for the Purchase Price;

(b)	free from Encumbrances;

(c)	with all rights, including dividend and voting rights, attached or accrued to them on or after the date of this agreement; and

(d)	subject to this agreement.

4.	Purchase Price

4.1	Purchase Price

The Purchase Price for the Shares is the Arbutus Consideration. 4.2 Payment of the Purchase Price

The Purchaser must pay the Purchase Price in accordance with clause 3 of the Head Agreement.

5.	Completion

5.1	Time and place

If all the Conditions have been fulfilled or waived under clause 2.2, Completion will take place at 10:00am on the Completion Date at the offices of Minter Ellison at Level 19, 88 Phillip Street, Sydney or another time and place agreed by the parties.

5.2	Obligations of the Vendor

At or before Completion, the Vendor must:

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Share sale agreement | page 8

(a)	deliver to the Purchaser a duly executed and completed transfer in favour of the Purchaser of the Shares in registrable form (except for the impression of stamp duty or other taxes of a similar nature) together with the relevant share certificates;

(b)	produce to the Purchaser any power of attorney or other authority under which the transfer of the Shares is executed;

(c)	deliver to the Purchaser duly executed instruments irrevocably waiving in favour of the Purchaser all rights of pre-emption which any person has in respect of any of the Shares;

(d)	deliver to the Purchaser copies of any other consents and waivers required under clause 2;

(e)	cause the board of directors of the Company to resolve that the transfer of the Shares (subject only to the payment of stamp duty or other taxes of a similar nature on the transfers) be approved and registered on the share register of the Company;

(f)	cause the board of directors of the Company to resolve to appoint as directors of the Company those individuals in respect of who the Purchaser has delivered to the Company a consent to act as a director of the Company;

(g)	deliver the resignation of directors of the Company nominated by the Purchaser prior to Completion and their acknowledgment that they have received all entitlements to which they are entitled up to the date of the resignation and have no further claim against the Company;

(h)	deliver to the Purchaser all Records in its possession (other than those which the Vendor is entitled to retain under clause 5.5);

(i)	deliver to the Purchaser an irrevocable appointment by the Vendor of the Purchaser as its sole proxy to attend and vote at meetings of the Company;

(j)	deliver to the Purchaser an irrevocable notice of change of address of the Vendor for service of notices and correspondence by the Company to Suite 2, Level 13, 15 Blue Street North Sydney, NSW 2060;

(k)	deliver to the Purchaser the common seal (if any) of the Company;

(l)	do all other things necessary or desirable to transfer the Shares, to complete any other transaction contemplated by this agreement and to place the Purchaser in effective control of the Company and the Business.

5.3	Obligations of the Purchaser

The Purchaser must, at or before Completion, deliver to the Vendor any consents or waivers required under clause 2.

5.4	Simultaneous actions at Completion

In respect of Completion:

(a)	the obligations of the parties under this agreement are interdependent;

(b)	all actions required to be performed will be taken to have occurred simultaneously on the Completion Date; and

(c)	the Purchaser need not complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

5.5	Effect of failure to deliver by Vendor

If the Vendor fails to deliver any items which are due from it on Completion by the date of Completion, the Purchaser is entitled to terminate this document on giving 14 days prior written

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Share sale agreement | page 9

notice to the Vendor. Termination does not affect any other rights which the Purchaser may have. If the Vendor is able in the notice period to deliver the items in question then Completion must be reconvened to allow it to do so.

5.6	Effect of failure to deliver by Purchaser

If the Purchaser fails to deliver any items which are due from it on Completion by the date of Completion, the Vendor is entitled to terminate this document on giving 14 days prior written notice to the Purchaser. Termination does not affect any other rights which the Vendor may have. If the Purchaser is able in the notice period to deliver the items in question then Completion must be reconvened to allow it to do so.

5.7	Records

The Vendor may retain after Completion copies of any Records necessary for it to comply with any applicable law (including, without limitation, any applicable Tax law) and to prepare Tax or other returns required of it by law.

5.8	Proxy and address for notices

While the Vendor remains the registered holder of any of the Shares, the Vendor must:

(a)	not attend or vote at meetings of the Company except through the Purchaser as its proxy;

(b)	do everything else that it may do in the capacity of registered holder of the Shares, including dealing with the Shares, and with any distribution, property or right derived from them, in accordance with the Purchaser’s directions; and

(c)	not change its address for service of notices or any correspondence by the Company from the address of the Purchaser.

6.	Obligations before Completion

6.1	Continuity of Business

Until Completion, the Vendor must not do anything other than carry on the Business in the ordinary course.

6.2	Access to Business and Records

The Vendor will allow the Purchaser, its employees, agents and representatives reasonable access to the Records at all reasonable times before Completion to enable the Purchaser, as is reasonably necessary, to:

(a)	become familiar with the Business and the affairs of the Company; and

(b)	investigate the accuracy of the Warranties.

6.3	Purchaser’s obligations

The Purchaser must ensure that any access under clause 6.2 is exercised and conducted in a manner to avoid unreasonable disruption to the conduct of the Business and the activities and operations of the Company and its employees.

6.4	Right to copy and consult

For the purposes of clause 6.2, the Purchaser may:

(a)	make copies of material examined;

(b)	consult with the officers of the Company; and

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Share sale agreement | page 10

(c)	with the prior consent of the Vendor (which consent may not be unreasonably withheld), consult with employees of the Company.

7.	Warranties by the Vendor

7.1	Warranties

The Vendor represents and warrants to the Purchaser that each of the Warranties is true and accurate at the date of this agreement and will be true and accurate on the Completion Date.

7.2	Application of the Warranties

Each of the Warranties:

(a)	remains in full force and effect after Completion; and

(b)	is separate and independent and is not limited by reference to any other Warranty.

7.3	Qualifications

The Warranties are given subject to and qualified by, and the Purchaser is not entitled to claim that any fact, matter or circumstance causes any of the Warranties to be breached if and to the extent, but only to the extent, that the fact, matter or circumstance is fairly disclosed in:

(a)	this agreement;

(b)	the Disclosure Letter; or

(c)	the Due Diligence Materials.

7.4	Acknowledgments

The Purchaser acknowledges and agrees with the Vendor that:

(a)	the Warranties are the only warranties that the Purchaser requires, and on which the Purchaser has relied, in entering into this agreement;

(b)	for the avoidance of doubt, no warranty or representation, expressed or implied, is given in relation to any expression of intention or expectation nor any forecast, budget or projection contained or referred to in the Due Diligence Material; and

(c)	to the extent permitted by law, all other warranties, representations and undertakings (whether express or implied and whether oral or in writing) made or given by the Company or its employees, customers, agents or representatives are expressly excluded.

7.5	Financial limits on Claims

The Vendor has no liability for a Claim for a breach of any Warranty:

(a)	unless the amount of the Claim in respect of that breach is US$100,000 or more; and

(b)	until the aggregate of all Claims of US$100,000 or more for breach of the Warranties under this agreement exceeds US$1,000,000, in which event the Purchaser may claim the whole amount.

7.6	Time limits on Claims

Subject to Clause 7.12, the Vendor has no liability for breach of any Warranty unless:

(a)	in the case of a Claim relating to any Warranty other than Warranty 8, the Purchaser has given written notice of the Claim to the Vendor under clause 7.13 on or before the date being 15 months after the Completion Date; and

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Share sale agreement | page 11

(b)	in the case of a Claim relating to Warranty 8, the Purchaser has given written notice of the Claim to the Vendor under clause 7.13 on or before the seventh anniversary of the Completion Date; and

(c)	in either case, unless the Claim has been settled or legal proceedings in a court of competent jurisdiction in respect of the Claim have been commenced by the Purchaser against the Vendor within 1 year of the Claim being notified by the Purchaser under clause 7.13.

7.7	Other limits on Claims

The liability of the Vendor in respect of any Claim for breach of any Warranty is reduced or extinguished (as the case may be) to the extent that:

(a)	the Claim has arisen as a result of or in consequence of any voluntary act, omission, transaction or arrangement of or on behalf of the Purchaser after Completion; or

(b)	the Claim is as a result of or in respect of, or where the Claim arises from, any increase in the rate of Tax liable to be paid or any imposition of Tax not in effect at the date of this agreement; or

(c)	the Purchaser has not complied with clause 7.14; or

(d)	the Claim occurs or is increased as a result of legislation not in force or in effect at the date of this agreement; or

(e)	the Claim occurs as a result of a change after the date of this agreement in any law or interpretation of law; or

(f)	the Purchaser is aware of any fact, matter or thing that it should reasonably know constitutes, or would be reasonably expected with the lapse of time to constitute, a breach of that Warranty.

7.8	Maximum aggregate liability for Claims

Subject to clause 7.12, the maximum aggregate liability of the Vendor (including legal costs and expenses incurred in defending a Claim from a third party), as a result of Claims for breach of the Warranties under any of the Transaction Documents is limited to the Transaction Consideration..

7.9	Transaction Consideration not known

If the final amount of the Transaction Amount is not known at any relevant time in relation to a Claim for breach of the Warranties under the Transaction Documents, the liability of the Vendor is not limited in respect of any such Claim to the amount of the Transaction Consideration at that time, but to the Transaction Consideration when it is finally known.

7.10	Vendor Indemnity where Transaction Consideration not known

In the event that the Transaction Consideration at the time of the determination of any Claim for breach of the Warranties under the Transaction Documents is less than the amount that the Purchaser would have been entitled but for the Transaction Consideration not being finally known (Known Transaction Consideration), the Vendor undertakes to the Purchaser to keep the Purchaser at all times fully and effectively indemnified for the difference between the amount that the Purchaser would have been entitled but for the Transaction Consideration not being finally known and the Known Transaction Consideration, up to the amount of the Transaction Consideration when it is finally known.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Share sale agreement | page 12

7.11	Purchaser Indemnity where Transaction Consideration not known

In the event that the Transaction Consideration at the time of the determination of any Claim for breach of the Warranties under the Transaction Documents is more than the Known Transaction Consideration, the Purchaser undertakes to the Vendor to keep the Vendor at all times fully and effectively indemnified for the difference between the amount of the Known Transaction Consideration and the amount that the Purchaser would have been entitled, but for the Transaction Consideration not being finally known.

7.12	Exclusions of limitations

The limitations in:

(a)	Clauses 8.5, 8.6 (a) or (b) and 8.8 do not apply where there has been fraud, dishonesty or wilful concealment on the part of the Vendor or anyone acting on behalf of the Vendor;

(b)	Clauses 8.5, 8.6(a) and 8.6(b) do not apply to a Claim relating to Warranties 1, 2, 3 or 10; and

(c)	Clause 8.6(a) does not apply to any claim which arises from or is connected to prosecution by a Governmental Authority.

7.13	Notice of potential Claim

If the Purchaser becomes aware of anything which is or may be reasonably likely to give rise to a Claim under this clause 7 it must notify the Vendor in writing, within 10 Business Days after it has first come to the Purchaser’s attention (Claim Notice), setting out the act, matter or thing relied on as giving rise to the Claim, the Warranty the subject of the Claim and all relevant details of the Claim in so far as they are available to the Purchaser.

7.14	Conduct of third party Claims

(a)	The Vendor, subject to this clause 7.14 and clause 7.17, are in respect of an act, matter or thing notified by the Purchaser under clause 7.13, where that act, matter or thing relates to an actual or threatened Claim from a third party, entitled to elect by written notice given to the Purchaser within 10 Business Days of receipt of a Claim Notice to:

(i)	take over the conduct of the Claim; and

(ii)	take such actions as the Vendor may decide about it, including the right to negotiate, defend and/or settle the Claim and to recover costs incurred as a consequence of the Claim from any person.

(b)	Where the Vendor takes over the conduct and/or defence of any claim under this clause 7.14, the Vendor must:

(i)	afford the Purchaser the opportunity to consult with the Vendor on all matters of significance for the goodwill of the Business; and

(ii)	at reasonable and regular intervals provide the Purchaser with written reports concerning the conduct, negotiation, control, defence and/or outcome or settlement of the Claim.

(c)	The Purchaser must, and must procure that the Company must, provide the Vendor with access to (with the right to take copies) and make available to the Vendor all relevant personnel, relevant documents, books and records reasonably required for the purpose of the conduct of any Claim under clause 7.14(a).

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Share sale agreement | page 13

7.15	Rights of the Purchaser

If the Purchaser gives the Vendor a Claim Notice under clause 7.13 and the Vendor does not elect to take over the control of a Claim under clause 7.14, the Purchaser may take such actions as the Purchaser may decide about it, including the right to negotiate, defend and/or settle the Claim and to recover costs incurred as a consequence of the Claim from any person, if:

(a)	the Purchaser at reasonable and regular intervals provides the Vendor with written reports concerning the conduct, negotiation, control, defence and/or settlement of the Claim and must not settle the Claim without the prior approval of the Vendor which must not be unreasonably withheld;

(b)	the Purchaser affords the Vendor the opportunity to consult with the Purchaser on matters of significance in relation to the conduct, negotiation and settlement of the Claim; and

(c)	the Vendor renders to the Purchaser, at the Purchaser’s expense, all such assistance as the Purchaser may reasonably require in disputing any Claim.

7.16	Costs indemnity

The Vendor indemnifies the Purchaser and the Company against all Liabilities incurred by, or awarded against, the Purchaser or the Company arising out of the conduct of the Vendor under clause 7.14 or acts required or requested of the Purchaser or the Company in respect of the same, as and when they fall due, including reasonable legal costs and disbursements of the Purchaser’s lawyers and the Company’s lawyers.

7.17	Security for costs

(a)	If the Vendor intends to, or takes control of, a Claim under clause 7.14, the Purchaser is entitled to require that the Vendor provide Security to the Purchaser or the Company (as the case may be) (Claimee).

(b)	The Purchaser is entitled to require that Security is provided at any time on written notice to the Vendor (Notice). Subject to sub clauses 7.17(d) and (f), the Notice must specify the amount and terms of the Security required by the Purchaser.

(c)	The Vendor’s entitlement to take over the control of a Claim under clause 7.14, or continue to control a Claim ceases immediately if it fails to provide the Security within 10 business days of the Notice.

(d)	For the purpose of this clause 7.17, the Security must be cash or in immediately available funds and on terms reasonably satisfactory to the Purchaser.

(e)	The Claimee is entitled to use the Security to pay any Liability arising out of or in relation to the Claim.

(f)	Any Security required by the Purchaser under this clause 7.17 shall not exceed the amount reasonably necessary to secure the obligations of the Vendor under clause 7.16.

(g)	If the Vendor and the Purchaser do not agree any matter or amount referred to in this clause 7.17, then the matter in dispute must be referred at the request of either the Vendor or the Purchaser to the Costs Assessor for decision.

(h)	The Costs Assessor is to be appointed by agreement between the Vendor and the Purchaser or, in default of agreement within 14 days of a request by either the Vendor or the Purchaser, by the President for the time being of the Law Society of New South Wales.

(i)	The Costs Assessor will act as an expert and not as an arbitrator and his or her decision will be final and binding on the parties.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Share sale agreement | page 14

(j)	The fees of the Costs Assessor will be borne by the Vendor.

7.18	Warranty payments

Any payment made in respect of a Claim for breach of a Warranty is deemed to be a reduction in the Purchase Price.

7.19	Benefits or credits received by the Company or the Purchaser

If any payment in respect of a Claim under the Warranties is made to the Purchaser by or on behalf of the Vendor and after the payment is made the Purchaser or the Company receives any benefit or credit in relation to the subject matter of the Claim (including payment under any insurance policy), then the Purchaser:

(a)	must immediately notify the Vendor of the benefit or credit; and

(b)	pay to the Vendor an amount equal to the amount (net of expenses and Tax) of the benefit or credit received by the Purchaser or the Company (as the case may be).

7.20	Meaning of Vendor’s knowledge

Where any Warranty is qualified by the expression ‘as far as the Vendor is aware’ or any similar expression that statement is taken to include an additional statement that it has been made after due and careful enquiry.

7.21	Taxation indemnity

(a)	The Vendor undertakes to the Purchaser to keep the Purchaser and the Company at all times fully and effectively indemnified from and against any liability for Tax of the Company arising on or before Completion or arising after Completion and wholly or partly attributable to any event occurring on or before Completion.

(b)	The Vendor has no liability under clause 7.21(a) unless the Purchaser has given written notice of the Claim to the Vendor under clause 7.10 on or before the seventh anniversary of the Completion Date.

(c)	The limitation in clause 7.21(b) does not apply where there has been fraud, dishonesty or wilful concealment on the part of the Vendor or anyone acting on behalf of the Vendor.

(d)	For the avoidance of doubt, the Vendor may elect to take over the conduct of a Claim and take such actions as the Vendor may decide in relation to a Claim under clause 8.11 upon receipt of a Claim Notice from the Purchaser pursuant to clause 7.10 but subject to the requirements of clauses 7.14 to 7.17 inclusive.

7.22	Trade Practices Act

To the extent permitted by law, the Purchaser agrees not to make, and waives any right it may have to make, any claim against the Vendor or any Associate of the Vendor under section 52 of the Trade Practices Act 1974 (Cth) or the corresponding provision of any State or Territory enactment.

7.23	Financial forecasts

The parties acknowledge and agree that the Warranties do not apply to any financial forecasts, projections, opinions of future performance or other statements relating to financial prospects of the Company that have been provided by the Vendor or an Associate of the Vendor. No warranty is given or representation made that any such financial forecast, projection or opinion will be met or achieved. Any such information that has been provided to the Purchaser was provided for information purposes only.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Share sale agreement | page 15

8.	GST

8.1	Interpretation

In this clause 8, a word or expression defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) has the meaning given to it in that Act.

8.2	GST gross up

If a party makes a supply under or in connection with this agreement in respect of which GST is payable, the consideration for the supply but for the application of this clause 8.2 (GST exclusive consideration) is increased by an amount equal to the GST exclusive consideration multiplied by the rate of GST prevailing at the time the supply is made.

8.3	Reimbursements

If a party must reimburse or indemnify another party for a loss, cost or expense, the amount to be reimbursed or indemnified is first reduced by any input tax credit the other party is entitled to for the loss, cost or expense, and then increased in accordance with clause 8.2.

8.4	Tax invoice

A party need not make a payment for a taxable supply made under or in connection with this agreement until it receives a tax invoice for the supply to which the payment relates.

9.	Notices and other communications

9.1	Service of notices

A notice, demand, consent, approval or communication under this agreement (Notice) must be:

(a)	in writing, in English and signed by a person duly authorised by the sender; and

(b)	hand delivered or sent by prepaid post or facsimile to the recipient’s address for Notices specified in the Details, as varied by any Notice given by the recipient to the sender.

9.2	Effective on receipt

A Notice given in accordance with clause 9.1 takes effect when taken to be received (or at a later time specified in it), and is taken to be received:

(a)	if hand delivered, on delivery;

(b)	if sent by prepaid post, the second Business Days after the date of posting (or the seventh Business Day after the date of posting if posted to or from a place outside Australia);

(c)	if sent by facsimile, when the sender’s facsimile system generates a message confirming successful transmission of the entire Notice unless, within eight Business Hours after the transmission, the recipient informs the sender that it has not received the entire Notice, but if the delivery, receipt or transmission is not on a Business Day or is after 5.00pm on a Business Day, the Notice is taken to be received at 9.00am on the next Business Day.

10.	Miscellaneous

10.1	Alterations

This agreement may be altered only in writing signed by each party.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Share sale agreement | page 16

10.2	Approvals and consents

Except where this agreement expressly states otherwise, a party may, in its discretion, give conditionally or unconditionally or withhold any approval or consent under this agreement.

10.3	Assignment

A party may only assign this agreement or a right under this agreement with the prior written consent of each other party.

10.4	Costs

Each party must pay its own costs of negotiating, preparing and executing this agreement.

10.5	Stamp duty

Any stamp duty, duties or other taxes of a similar nature (including fines, penalties and interest) in connection with this agreement or any transaction contemplated by this agreement, must be paid by the Purchaser.

10.6	Survival

Any indemnity or any obligation of confidence under this agreement is independent and survives termination of this agreement. Any other term by its nature intended to survive termination of this agreement survives termination of this agreement.

10.7	Counterparts

This agreement may be executed in counterparts. All executed counterparts constitute one document.

10.8	No merger

The rights and obligations of the parties under this agreement do not merge on completion of any transaction contemplated by this agreement.

10.9	Entire agreement

This agreement constitutes the entire agreement between the parties in connection with its subject matter and supersedes all previous agreements or understandings between the parties in connection with its subject matter, including the memorandum of understanding between Beviron Pty Limited, the Purchaser and the Vendor dated 1 December 2004.

10.10	Further action

Each party must do, at its own expense, everything reasonably necessary (including executing documents) to give full effect to this agreement and any transactions contemplated by it.

10.11	Severability

A term or part of a term of this agreement that is illegal or unenforceable may be severed from this agreement and the remaining terms or parts of the term of this agreement continue in force.

10.12	Waiver

A party does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy. A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy. A waiver of a right, power or remedy must be in writing and signed by the party giving the waiver.

10.13	Relationship

Except where this agreement expressly states otherwise, it does not create a relationship of employment, trust, agency or partnership between the parties.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Share sale agreement | page 17

10.14	Governing law and jurisdiction

This agreement is governed by the law of New South Wales and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Share sale agreement | page 18

Schedule 1 - Details of the Company

Name and Registration No.:	ARBUTUS HOLDING LTD. (NO. 497003)

Registered office:	Midocean Management and Trust Services (BVI) Limited

9 Columbus Centre, Road Town, Tortola, British Virgin Islands

Date of incorporation/ registration:	23 May 2002

Share capital:	US$1 comprising 1 fully-paid ordinary shares.

Directors:	Beverly BARTLETT

Secretaries:	Allison SNETSINGER

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Share sale agreement | page 19

Schedule 2 – Warranties

Warranty 1 – Vendor

1.1	The Vendor has full authority and all necessary consents to enter into and perform this agreement and, when executed, this agreement will constitute binding obligations on the Vendor in accordance with its terms.

1.2	The sale of the Shares under this agreement will not:

(a)	impose any Encumbrance on the Vendor; or

(b)	put the Vendor in breach of any obligation or agreement by which it is bound.

1.3	No:

(a)	meeting has been convened, resolution proposed, petition presented or order made for the winding up of the Vendor;

(b)	receiver, receiver and manager, provisional liquidator, liquidator or other officer of the Court has been appointed in relation to all or any material assets of the Vendor; or

(c)	mortgagee has taken, attempted or indicated an intention to exercise its rights under any security of which the Vendor is the mortgagor or chargor.

Warranty 2 – Company

No:

(a)	meeting has been convened, resolution proposed, petition presented or order made for the winding up of the Company;

(b)	receiver, receiver and manager, provisional liquidator, liquidator or other officer of the Court has been appointed in relation to all or any material assets of the Company;

(c)	mortgagee has taken, attempted or indicated an intention to exercise its rights under any security of which the Company is the mortgagor or chargor; or

(d)	directors of the Company are directors or shareholders of the Vendor.

Warranty 3 – Share capital

3.1	The share capital of the Company set out in Schedule 1:

(a)	comprises the entire share capital of the Company; and

(b)	is fully paid.

3.2	The Vendor:

(a)	is the registered and beneficial owner of the Shares; and

(b)	has complete power and right to sell those shares to the Purchaser.

3.3	As at Completion there will be no option, right to acquire or Encumbrance over or affecting the Shares or any of them.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Share sale agreement | page 20

3.4	No person is entitled, or has claimed to be entitled, to require the Company to issue any share capital either now or at any future date (whether contingently or not). There are no agreements in force under which any person is or may be entitled to, or has the right to call for the issue of, any shares in the Company or securities convertible into or exchangeable for shares in the Company. The Company has not given, granted or agreed to grant any option or right (whether contingent or not) in respect of its unissued shares.

3.5	Except as stated in the schedules to this agreement, the Company does not hold or beneficially own any securities of any other corporation or has agreed to acquire any securities of any other corporation.

3.6	The Company is not the holder of any rights or options to subscribe for, purchase or acquire any shares, securities, partnership interest or joint venture interest in any other entity.

3.7	The Company is not, and has not agreed to become, a member of any partnership or other unincorporated association, joint venture or consortium (excluding recognised trade associations).

Warranty 4 – Information

4.1	The details relating to the Company set out in Schedule 1 is complete and accurate.

4.2	As far as the Vendor is aware, all information given by or on behalf of the Vendor to the Purchaser relating to the Company including that contained in the Disclosure Letter and Due Diligence Material is true, complete and accurate in all material respects and none of that information is misleading in any material respect, whether as a result of the inclusion of misleading information or the omission of material information or both.

4.3	The Vendor is not aware of any circumstances which might reasonably be expected to have a material adverse effect on either:

(a)	the financial position or assets of the Company; or

(b)	the value of the Shares.

4.4	All information which the Vendor knows or could reasonably be expected to know and which would be reasonably likely to affect the Purchaser’s decision to purchase the Shares on the terms and conditions of this agreement, has been fully disclosed to the Purchaser in writing.

Warranty 5 – Financial

5.1	The Company has no assets of any kind other than the UBS Debt or liabilities of any kind other than the Arbutus Debt.

5.2	The Company has not carried on any business since the date of its incorporation other than to own the UBS Debt. The Company has not employed any person since the date of its incorporation. The Company will not commence to carry on any other business or employ any person before the Completion Date.

5.3	The Company is the legal and beneficial owner of the UBS Debt which is due and owing and not subject to any set-off claims.

5.4	None of the property, assets, undertaking or uncalled capital of the Company is subject to any Encumbrance.

5.5	No person has given a guarantee or indemnity or is otherwise a surety in respect of the Company.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Share sale agreement | page 21

Warranty 6 – Records

6.1	As far as the Vendor is aware, the Records:

(a)	have been fully, properly and accurately kept and completed and are in the possession or control of the Company; and

(b)	do not contain material inaccuracies or discrepancies of any kind.

6.2	The constitution of the Company given to the Purchaser’s solicitors is its constitution and is complete and accurate in all respects.

6.3	All the records and systems (including computer systems) and all data and information of the Company are recorded, stored, maintained, operated or held exclusively by the Company. They are not wholly dependent on any facilities or means (including any electronic, mechanical or photographic process, computerised or otherwise) which are not under the exclusive ownership and control of the Company. Any records for which the Company is partly dependent on facilities or means not under its exclusive ownership and control, may be obtained on the provision of reasonable notice at reasonable costs (eg photocopying, postage, shipping etc).

Warranty 7 – Litigation

7.1	There is:

(a)	no material Claim threatened or pending by or against the Company; or

(b)	as far as the Vendor is aware, no material fact, matter or circumstance likely to give rise to any Claim or Liability against the Company.

7.2	There are no material unsatisfied or outstanding judgments, orders or awards affecting the Company.

7.3	The Company is not currently involved in any material legal proceedings.

Warranty 8 – Tax

8.1	In Warranty 8:

Tax Law means any law in relation to any Tax.

Tax Authority means any government, semi-government, administrative, municipal, statutory, fiscal or judicial body, department, commission, authority, tribunal, agency, entity or person responsible for the collection of any Tax or administration of any Tax Law.

Taxation liabilities

8.2	All Tax of any nature whatsoever whether of the British Virgin Islands or elsewhere for which the Company is liable or for which the Company is liable to account has been duly paid.

8.3	The Company is not, nor will it in the future become, subject to any Taxes on or in respect of or by reference to its profits, gains, income, sales, disposals or deemed disposals of or transactions in relation to assets, inventory, or other property for any period up to Completion.

Deductions

8.4	The Company has complied with all of its obligations under any statutory provisions requiring the deduction or withholding of Tax from amounts paid by the Company, whether on its own behalf or as agents, and has properly accounted for any Tax so deducted or withheld to any Tax Authority (other than amounts which have yet to become payable).

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Share sale agreement | page 22

Tax returns

8.5	All necessary information, notices, elections, computations and returns in respect of the Tax obligations of the Company have been lodged or filed with the appropriate Tax Authority in accordance with applicable laws and within the prescribed time.

8.6	No Tax return, election or notice lodged or filed by the Company contains either of the following:

(a)	a false or misleading statement or omits to refer to a matter which is required to be included or without which the statement is false or misleading; or

(b)	a material error or a material omission relating to the assessment of a Tax liability of the Company.

8.7	The Company has maintained sufficient records to support all returns lodged or filed relating to Taxes and to comply with any relevant Tax Law.

Penalties and Interest

8.8	The Company has not paid or become liable to pay, nor, as far as the Vendor is aware, are there any circumstances by reason of which the Company will become liable to pay, any penalty, fine, surcharge or interest whether charged by virtue of the provisions of any law relating to Tax.

BVI residence

8.9	The Company is and has since its date of incorporation been resident in the British Virgin Islands for Tax purposes.

Tax avoidance

8.10	The Company has not been involved in any transaction or series of transactions which, or any part of which, may for any Tax purposes be disregarded or reconstructed by reason of any motive to avoid, reduce or delay a possible liability to Tax.

Stamp duty and other Taxes

8.11	All stamp duty and other Tax payable in respect of every agreement, document or transaction to which the Company is or has been a party or by which the Company derives, or has derived, a substantial benefit has been duly paid.

Warranty 9 – Compliance with statutory requirements

9.1	As far as the Vendor is aware:

(a)	the Company holds all statutory leases, licences, consents, approvals and authorisations necessary for it to hold;

(b)	the Company has complied with the terms of those leases, licences, consents, approvals and authorisations; and

(c)	there are no facts which could prejudice renewal or lead to revocation or variation in any material respect of those leases, licences, consents, approvals and authorisations.

(d)	The Company has complied at all times with all current laws and codes of practice concerning all matters pertaining to its affairs.

9.2	There are no outstanding notices or orders affecting the Company and the Vendor is not aware of any circumstance which may reasonably result in the imposition of any such notice or order.

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Share sale agreement | page 23

9.3	As far as the Vendor is aware, there have not been and are not pending, or in existence, any investigations or enquiries by, or on behalf of, any Governmental Authority in respect of any of the affairs of the Company.

9.4	The Company has not paid any commission or made any payment whether to secure business or otherwise, to any person, firm or company which in the hands of such person, firm or company would, in accordance with the relevant law be illegal.

9.5	As far as the Vendor is aware, no director, officer, agent, employee or other person acting on behalf of the Company has been party to the use of any assets of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to any activity, including any political activity, or to the establishment or maintenance of any unlawful or unrecorded fund of monies or other assets, or to the making of any false or fictitious entries in the books or records of the Company, or to the making of any unlawful payment.

Warranty 10 – Related party contracts

10.1	The Company is not a party to any contract or arrangement in which the Vendor or any Associate of the Vendor is interested, directly or indirectly, nor has there been any such contract or arrangement at any time since the incorporation of the Company.

10.2	The Company is not a party to, nor have its profits or financial position been affected by, any contract or arrangement which is not of an entirely arms length nature.

10.3	Neither the Vendor nor any Associate of the Vendor is a party to any outstanding agreement or arrangement for the provision of finance, goods, services or other facilities to or by the Company or in any way relating to the Company or its affairs. No amount has been paid pursuant to any such agreement or arrangement.

10.4	In this Warranty 10, Associate has the meaning given to that term by section 318 of the Income Tax Assessment Act 1936 (Australia).

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Share sale agreement | page 24

Signing page

EXECUTED as an agreement.

Executed by Ivanhoe Mines Ltd. by its attorney Sebastian Hempel under power of attorney dated 3 February 2005 in the presence of

“Sean Stabb”	“Sebastian Hempel”

Signature of witness	Sebastian Hempel

Sean Stabb
Name of witness (print)

Executed by Dominant Holdings AG by its attorneys Paul Whitehead ~~and Thomas Girgensohn~~ under power of attorney dated 3 February 2005 in the presence of

“Thomas Girgensohn”	“Paul Whitehead”

Signature of witness	Paul Whitehead

Thomas Girgensohn

Name of witness (print)	Thomas Girgensohn

Minter Ellison | Ref: JSTH:AWDA 20-4747684	Share sale agreement | page 25